Exhibit 99.1

SeqLL to Conduct 1-for-40 Reverse Stock Split

BILLERICA, Mass., August 30, 2023 -- SeqLL Inc. (“SeqLL” or the “Company”) (Nasdaq: SQL, SQLLW), a technology company providing life sciences instrumentation and research services, today announced that it will conduct a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-40. The reverse stock split will become effective at 11:59 p.m. Eastern Time, on August 30, 2023. The Company's common stock will begin trading on a post-split basis at the market open on August 31, 2023, under the Company's existing trading symbol "SQL". The reverse stock split is part of the Company's plan to regain compliance with the Minimum Bid Price Requirement of $1.00 per share required to maintain continued listing on The Nasdaq Capital Market, among other benefits.

The reverse stock split was approved by the Company's stockholders at a Special Meeting of Stockholders held on August 21, 2023, to be effected in the Board's discretion within approved parameters. The final ratio was approved by the Company's Board on August 28, 2023.

The reverse stock split reduces the number of shares of the Company's issued and outstanding common stock from approximately 13,886,379 shares to approximately 347,160 shares, subject to adjustment due to fractional shares. As a result of the reverse stock split, proportionate adjustments will be made to the number of shares of the Company's common stock underlying the Company's outstanding equity awards and warrants and the number of shares issuable under the Company's equity incentive plans and other existing agreements, as well as the applicable exercise prices. The number of authorized shares of common stock will also be increased from 80,000,000 to 300,000,000 shares.

Information for SeqLL Stockholders

As a result of the reverse stock split, every 40 pre-split shares of common stock outstanding will become one share of common stock. The Company's transfer agent, Vstock Transfer, LLC, will serve as the exchange agent for the reverse stock split.

Registered stockholders holding pre-split shares of the Company's common stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders who hold their shares in brokerage accounts or in "street name" will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker's particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders holding shares of the Company's common stock in certificate form will receive a transmittal letter from the Company with instructions as soon as practicable after the effective date.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares will receive one share in lieu of such fractional shares.

About SeqLL Inc.

SeqLL is a technology company providing life sciences instrumentation and research services in collaborative partnerships aimed at the development of novel scientific assets and intellectual property across multiple “omics” fields. The Company leverages its expertise with the True Single Molecule Sequencing (“tSMS®”) platform to empower scientists and researchers with improved genetic tools to better understand the molecular mechanisms of disease that is essential to the continued development of new breakthroughs in genomic medicine, and that hopefully address the critical concerns involved with today’s precision medicine.

Forward Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this presentation. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022 under the caption “Risk Factors.”

Contacts:

John W. Kennedy
Investor Relations
Tel: +1 (914) 727-7764
Email: jwkennedy@seqll.com